Exhibit 01

                                              [LOGO] ENERSIS

                                                          Santiago, July 1, 2003
                                                      Ger. Gen N(degree)123/2003

Mister
Alejandro Ferreiro Y.
Superintendent of Securities and Insurance
Santiago

                                                    Ref: Relevant Fact Statement

Dear Sir,

We hereby inform you, as an Important Fact, the close of the First Preferential Subscription Period, initiated on last May 31.

At the end of this period, on June 30, 2003, 22,113,139,686 shares for a value of US$1,882,016,000 had been subscribed. This amount corresponds to 90.69% of the total new shares of the capital increase.

Of the total subscribed, 14,406,840,511 shares (US$1,218,967,000) correspond to Elesur S.A., a member of Endesa S.A., the controlling shareholder of Enersis S.A., and 7,706,299,175 shares, (US$663,049,000) correspond to third parties.

Yours sincerely,


                                        Enrique Garcia Alvarez
                                        Chief Executive Oficer

cc.:
Santiago Stock Exchange
Electronic Stock Exchange of Chile
Brokers Exchange of Valparaiso
Risk Rating Commission